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                                                                    EXHIBIT 23.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "experts" in the Registration Statement Form S-3 and to the use of our report dated February 6, 2004, except with respect to note 3(b) and 21 as to which the date is January 6, 2006, relating to the consolidated financial statements of EMS Technologies Canada, Ltd. as of and for the period ended December 31, 2003. We also consent to the use of our report dated January 6, 2006 relating to Schedule II -- Valuation and Qualifying Accounts of EMS Technologies Canada, Ltd. as of and for the period ended December 31, 2003.

                                        Ernst & Young LLP
                                        Chartered Accountants

January 13, 2006
Ottawa, Canada